Exhibit 3.2
                                                                     -----------
                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          WEBSTER FINANCIAL CORPORATION

                  Webster   Financial   Corporation   (the   "Corporation"),   a
corporation   organized  and  existing  under  and  by  virtue  of  the  General
Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the board of directors of the Corporation resolutions were duly adopted setting forth a proposed amendment to the first sentence of Article 4 of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment proposed be considered at the next meeting of the shareholders of the Corporation. As amended, Article 4 reads in its entirety as follows:

                  Article 4. CAPITAL STOCK. The total number of shares of all classes of the capital stock which the Corporation has authority to issue is seventeen million (17,000,000), of which fourteen million (14,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to one hundred forty thousand dollars ($140,000), and three million (3,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000). The shares may be issued by the Corporation from time to time as approved by its board of directors without the approval of its shareholders. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property, real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the Corporation, shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

                           Nothing  contained  in  this  Article  4 (or  in  any
                  resolution or resolutions adopted by the board of directors pursuant hereto) shall entitle the holders of any class or series of capital stock to more than one vote per share.

                           A description of the different  classes and series of
                  the Corporation's capital stock and a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each class of and series of capital stock are as follows:

                                    A. COMMON STOCK.  Except as provided in this
                           Article 4 (or in any resolution or resolutions adopted by the board of directors pursuant hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, including the election of directors. There shall be no cumulative voting rights in the election of directors. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

                                    Whenever  there  shall  have been  paid,  or
                           declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the board of directors.

                                    In the event of any liquidation, dissolution
                           or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

                                    B.  SERIAL   PREFERRED   STOCK.   Except  as
                           provided in this Section 4, the board of directors of the Corporation is authorized by resolution or resolutions from time to time adopted and by filing a certificate pursuant to the applicable law of the State of Delaware, to provide for the issuance of serial preferred stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

                  SECOND: That thereafter, pursuant to resolution of its board of directors, the annual meeting of the shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, said Webster Financial Corporation has caused this certificate to be signed by James C. Smith, its president, and attested by Lee A. Gagnon, its secretary, this 21st day of April, 1989.

ATTEST:                                            Webster Financial Corporation


By: /s/ Lee A. Gagnon                              By: /s/ James C. Smith
    --------------------------                         -------------------------
     Lee A. Gagnon                                     James C. Smith
     Secretary                                         President


                                      -3-